Exhibit 4.1

RESOURCE AMERICA, INC.
2012 NON-EMPLOYEE DIRECTOR DEFERRED STOCK PLAN

Effective March 8, 2012

The Board of Directors of Resource America, Inc. (the “Company”) has adopted the Resource America, Inc. 2012 Non-Employee Director Deferred Stock Plan (the “Plan”) for the benefit of Eligible Non-Employee Directors of the Company, subject to stockholder approval of the Plan.

SECTION 1.                                  ESTABLISHMENT OF PLAN; PURPOSE.

The Plan is established to permit Eligible Directors of the Company, in recognition of their contributions to the Company, to receive Shares in the manner described below.  The Plan is intended to enable the Company to attract, retain and motivate qualified Directors and to enhance the long-term mutuality of interest between Directors and stockholders of the Company.

SECTION 2.                                  DEFINITIONS.

When used in this Plan, the following terms shall have the definitions set forth in this Section:

"Affiliate" shall mean an entity at least a majority of the total voting power of the then-outstanding voting securities of which is held, directly or indirectly, by the Company and/or one or more other Affiliates of the Company.

"Board of Directors" shall mean the Board of Directors of the Company.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation Committee of the Board of Directors.

"Company" shall mean Resource America, Inc. and its successors and assigns.

"Director" shall mean any member of the Board of Directors, whether or not such member is an Eligible Director.

"Disability" shall mean an illness or injury that lasts at least six months, is expected to be permanent and renders Director unable to carry out his or her duties.

"Effective Date" shall mean the date on which the Plan is approved by the stockholders of the Company.

"Eligible Director" shall mean a member of the Board of Directors who is not an employee of the Company or an Affiliate.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fair Market Value" shall mean the closing price for the Shares reported on Nasdaq on a given day.   In the event that there are no Share transactions on Nasdaq on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Share transactions on that exchange.

"Grant" shall mean a grant of Units under Section 5.

"Shares" shall mean shares of Stock.

"Stock" shall mean the Common Stock, $.01 par value, of the Company.

"Unit" shall mean a contractual obligation of the Company to deliver a Share, or, as required by the Plan, to the extent the Unit converts to a fractional Share, cash equal to the value of such fractional Share based upon the Fair Market Value on the date any whole Shares are transferred, to an Eligible Director or the beneficiary or estate of such Eligible Director as provided herein.

SECTION 3.                                  ADMINISTRATION.

3.1           Plan Administration.  The Plan shall be administered and interpreted by the Committee, except to the extent that the Plan provides for determinations to be made by the Board of Directors.  All references in this Section 3.1 to the “Committee” shall include the Board of Directors with respect to determinations to be made by the Board of Directors.  The Committee shall have full power and express discretionary authority to make factual determinations and interpretations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

3.2           Exemption Under Rule 16b-3.  The Plan shall be administered such that Grants under the Plan shall be deemed to be exempt under Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act, as such Rule is in effect on the Effective Date of the Plan and as it may be subsequently amended from time to time.

SECTION 4.                                  SHARES AUTHORIZED FOR ISSUANCE.

4.1.           Maximum Number of Shares.  The aggregate number of Shares with respect to which Grants may be made to Eligible Directors under the Plan shall not exceed 200,000 Shares, subject to adjustment as provided in Section 4.2 below.  If any Unit is forfeited without a distribution of Shares, the Shares otherwise subject to such Unit shall again be available for Grants hereunder.

4.2.           Adjustment for Corporate Transactions.  In the event that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, reclassification, or other similar event affects the Stock such that an adjustment is required to preserve, or to prevent the enlargement or dilution of rights and benefits pursuant to Grants under the Plan, then the Board of Directors shall, in such manner as the Board of Directors deems appropriate, adjust the maximum number of shares of Stock available for issuance under the Plan, the number of Shares covered by outstanding Grants and the kind of Shares to be issued or transferred under the Plan and outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

SECTION 5.                                 UNIT GRANTS.

5.1.           Unit Awards.  Unless the Board determines otherwise, each Eligible Director shall be awarded annually Units valued at $22,500, as measured by the Fair Market Value of the Shares on the Grant date.  For an Eligible Director who is first elected to the Board of Directors on or after the Effective Date, the Grant date is the date of his or her initial election to the Board of Directors and each anniversary of such date, while he or she remains an Eligible Director.  The Grant date for an Eligible Director who is serving as an Eligible Director on the Effective Date is each anniversary of the date on which the Eligible Director first received an award of Share Units by the Company, while he or she remains an Eligible Director.  This Plan shall not impose any obligations on the Company to retain any Eligible Director as a Director nor shall it impose any obligation on the part of any Eligible Director to remain as a Director of the Company.

5.2.           Timing and Form of Distributions.  Subject to satisfaction of the applicable vesting requirements set forth in Section 6 and except as otherwise provided in Section 7, all Shares that are subject to any Units shall be delivered to an Eligible Director and transferred on the books of the Company within five business days after the first day of the month immediately following the termination of such Eligible Director's service as a Director.  Any fractional Shares to be delivered in respect of Units shall be settled in cash based upon the Fair Market Value on the date any whole Shares are transferred on the books of the Company to the Eligible Director or the Eligible Director's beneficiary or estate.  Such cash shall be paid to the Eligible Director or to the Eligible Director’s beneficiary or estate within five business days after the first day of the month immediately following the termination of such Eligible Director's service as a Director.  Upon the delivery of a Share (or cash with respect to a fractional Share) pursuant to the Plan, the corresponding Unit (or fraction thereof) shall be cancelled and be of no further force or effect.

5.3.           Nontransferability.   Units may not be assigned or transferred, in whole or in part, either directly or by operation of law (except in the event of an Eligible Director's death, by will or applicable laws of descent and distribution), including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Eligible Director in the Plan shall be subject to any obligation or liability of such Eligible Director.

SECTION 6.                                 VESTING.

6.1.           Service Requirements.  Except as otherwise provided in this Section 6 or in Section 7, any Eligible Director shall vest in a Grant of Units on the later of: (i) the fifth anniversary of the date on which he or she first became an Eligible Director or (ii) the first anniversary of the Grant of the Units, subject to the Eligible Director’s continued service through such vesting date.  Notwithstanding the foregoing, and except as provided in Section 6.2, if the Eligible Director terminates service by reason of his or her death or Disability prior to the completion of the period of service required to be performed to fully vest in any Grant, the Eligible Director’s outstanding Grants shall vest and all Shares that are the subject of such Grants shall be delivered to such Eligible Director (or the Eligible Director's beneficiary or estate).  If an Eligible Director’s service terminates for reasons other than death or disability, any unvested Grants will be forfeited, except as provided in Section 7.1.

6.2.           Six Months' Minimum Service.   Except as provided in Section 7.1, if an Eligible Director who terminates service has completed less than six consecutive months of service from any date on which any Grant of Units is made, all unvested Units held by such Eligible Director that relate to such Grant shall be immediately forfeited.

6.3.           Distribution on Death.  Except as provided in Section 6.2, in the event of the death of an Eligible Director, the Shares corresponding to the Units held by the Eligible Director shall, within five business days after the first day of the month immediately following the Eligible Director's death, be delivered in the manner set forth in Section 5.2 to the beneficiary designated by the Eligible Director on a form provided by the Company, or, in the absence of such designation, to the Eligible Director's estate.

SECTION 7.                                CHANGE IN CONTROL.

7.1.           Immediate Vesting.  In the event of a Change in Control, if an Eligible Director ceases to be a Director upon, or within one year after, the Change in Control, the Eligible Director's right and interest in Units which have not previously vested under Section 6 shall become vested and nonforfeitable regardless of the period of the Eligible Director's service.

7.2.           Definition.   "Change in Control" shall mean the first to occur of any of the following events:

(i)           Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii)           The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company;

(iii)           The consummation of a tender offer or exchange offer for a majority of the voting power of the then outstanding Shares of the Company; or

(iv)           After the date this Plan is approved by the stockholders of the Company, Directors are elected such that a majority of the members of the Board of Directors shall have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new Director who was not a Director at the beginning of such two-year period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period.

SECTION 8.                                 UNFUNDED STATUS.

The Company shall be under no obligation to establish a fund or reserve in order to pay the benefits under the Plan.  A Unit represents a contractual obligation of the Company to deliver Shares to a Director as provided herein.  The Company has not segregated or earmarked any Shares or any of the Company's assets for the benefit of a Director or his/her beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so.  The Director and his or her beneficiary or estate shall have only an unsecured, contractual right against the Company as a general creditor with respect to any Units granted, and such right shall not be deemed superior to the right of any other creditor.  Units shall not be deemed to constitute options or rights to purchase Stock.

SECTION 9.                                AMENDMENT AND TERMINATION.

The Plan may be amended at any time by the Board of Directors, provided that, the Board of Directors may not amend the Plan without stockholder approval if such approval is required in order to comply with applicable law or with applicable stock exchange requirements.  The Plan shall terminate ten years after the Effective Date, except with respect to previously awarded Grants.  Notwithstanding the foregoing, no termination or amendment of the Plan shall materially and adversely affect any rights of any Director under any Grant made pursuant to the Plan.

SECTION 10.                               GENERAL PROVISIONS.

10.1           Enforceability.  The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Eligible Directors and their beneficiaries, estates and legal representatives.

10.2.           Construction of the Plan.  The validity, construction, interpretation, administration and effect of the Plan, and the rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.  No member of the Board of Directors or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director, officer or employee of the Company.

10.3.           No Right to Particular Assets.  Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust or any kind or any fiduciary relationship between the Company and any Eligible Director, the beneficiary, estate or legal representative of such Eligible Director, or any other persons.  Any reserves that may be established by the Company in connection with Units granted under this Plan shall continue to be treated as the assets of the Company for federal income tax purposes and remain subject to the claims of the Company's creditors.

10.4.           Registration of Shares and Related Matters.  If at any time the Board of Directors shall determine in it discretion that the registration or qualification of the Shares covered by this Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares under this Plan, no Shares will be delivered unless and until such registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board of Directors.

10.5.           Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision has not been included.

10.6.           Incapacity.   Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Board of Directors, the Company and all other parties with respect thereto.

 10.7           Section 409A.  The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code, and all payments to be made upon termination of service under this Plan may only be made upon a “separation from service” under section 409A of the Code.  In no event shall an Eligible Director, directly or indirectly, designate the calendar year of payment, except as permitted by section 409A of the Code.